Exhibit 10.1

IMMUCOR, INC.

FY 2009 Bonus Plan

and

FY 2009 Long-Term Incentive Awards Plan

[Adopted 5-21-08]

Bonus Plan

This is a plan for all officers, supervisors, managers and directors.

All bonuses will be based on the company achieving a target net income established by the Compensation Committee of the Board of Directors on the date the bonus plan was adopted, subject to such adjustments to target net income as may be deemed appropriate by the Compensation Committee to account for acquisitions, reorganizations and other events not contemplated by the Compensation Committee at the time the bonus plan was adopted.

All Sales, Marketing, Technical Support, Field Service and Field Technical Support officers, supervisors, managers and directors (other than Field Sales employees), will be eligible to participate in the bonus plan only if the applicable country/region revenue goal is achieved, in addition to the company achieving target net income. Country/region revenue goals will be based on the FY 2009 budget and communicated to each group affected.

Field Sales employees, who are compensated on a commission basis, will not be eligible to participate in the bonus plan.

To be eligible to receive a bonus, the employee must have been employed by the company not later than March 1 of the fiscal year to which the bonus applies (the “bonus year”), and must be employed by the company at the time bonuses for the bonus year are paid. For employees who have not been employed by the company for the full bonus year, bonuses will be prorated on a monthly basis, with initial employment during the first 15 days of a month being treated as employment for the full month, and initial employment after the first 15 days of a month not being treated as a month of employment.

Award levels are stated as a percentage of base compensation or salary. For LTI awards this means base compensation or salary as of May 31, 2008; for bonuses this means base compensation or salary as of May 31, 2009.

Executive Officers

Executive officers will be eligible for bonuses based on the amount of net income. This group currently includes the CEO, CFO, CSO and General Counsel.

If net income is the following percent of target net income*	Bonus (as percent of base compensation) will be as follows
	CEO	CSO	CFO & General Counsel
<100%	0%	0%	0%
100%	25%	25%	25%
105%	43.75%	37.5%	31.25%
110%	62.5%	50%	37.5%
115%	81.25%	62.5%	43.75%
120% or above	100%	75%	50%

*	Percentage bonuses will be prorated for in-between percentages. For example, if net income were 108% of target net income, then the bonus for the CEO would be 55% of base compensation [(43.75%) + (.6 x 18.75%)].

Vice Presidents

Vice Presidents (other than executive officers) will be eligible for bonuses based on the amount of net income and individual performance ratings. Performance ratings will be based on the Global Appraisal form and comments from the 360° Feedback System.

If net income is the following percent of target net income*	Bonus (as percent of base compensation) will be as follows, based on individual performance rating
	Fully Competent (80% of bonus)	Exceeds Standards (100% of bonus)	Outstanding (120% of bonus)
100%	12%	15%	18%
110%	24%	30%	36%
120% or above	36%	45%	54%

*	Percentage bonuses will be prorated for in-between percentages. For example, if net income were 115% of target net income, then the following percentage bonuses would be paid:

	Fully Competent	Exceeds Standards	Outstanding
115%	30%	37.5%	45%

Supervisors, Managers and Directors

Supervisors, managers and directors will be eligible for bonuses in the following ranges based on salary levels and individual performance ratings. Performance ratings will be based on the Global Appraisal form and comments from the 360° Feedback System.

Salary Level
Performance Rating	< $80,000	$80,000 - $100,000	> $100,000
Outstanding	8% to 12%	10% to 14%	12% to 16%
Exceeds Standards	6% to 10%	8% to 12%	10% to 14%
Fully Competent	4% to 8%	6% to 10%	8% to 12%
Unsatisfactory	0%	0%	0%

The range for each salary level gives some discretion to management in establishing individual bonus amounts. For example, an employee who is outstanding in the achievement of objectives may have areas for improvement in communication or teamwork with other departments. This person might be placed at the lower end of the bonus range.

Discretionary CEO Bonus Pool

The company will also establish a separate $200,000 bonus pool (to be accrued $50,000 a quarter), and bonuses could be granted by the CEO on a discretionary basis to non-executive officers. No bonuses are required to be granted from this bonus pool.

Long-Term Incentive Awards

Long-term incentives (i.e., equity incentives) will be awarded for FY 2009 based on position and salary levels. Vice Presidents and above will be eligible for grants of stock options and restricted stock; those below Vice President will be eligible for grants of stock options only.

Executive Officers

Target value of LTI awarded:	CEO – 200% of base compensation
CSO, CFO, General Counsel – 120% of base compensation

LTI target mix:	Stock Options	65% of LTI target value
	Restricted stock	35% of LTI target value

Long-term incentive grants to executive officers will be subject to stock retention guidelines established by the Compensation Committee from time to time.

Vice Presidents

Target value of LTI awarded:	60% of base compensation for salaries $200,000 +
40% of base compensation for salaries < $200,000

LTI target mix:	Stock Options	65% of LTI target value
	Restricted stock	35% of LTI target value

Supervisors (other than Europe), Managers and Directors

Target value of LTI awarded:	25% of base compensation for salaries $130,000 +
20% of base compensation for salaries $90,000—130,000
15% of base compensation for salaries $75,000—90,000
10% of base compensation for salaries < $75,000

LTI target mix:                Options only                100% of LTI target value

Calculation of Share Amounts

Each element of the LTI grant (i.e., stock options and restricted stock) is intended to represent the estimated economic value of that element at the date of grant. For purposes of determining the number of shares covered by each element, the following calculation should be used, which assumes (for illustration purposes only) that the economic value of stock options, using the Black-Scholes method, is 40% of the grant-date fair market value of the stock:

LTI Target Value x 65% = Stock Option Value

LTI Target Value x 35% = Restricted Stock Value

# Stock Option Shares = Stock Option Value / (Black Scholes ratio (40%) x grant-date fair market value of the stock)

# Restricted Shares = Restricted Stock Value/ grant-date fair market value of the stock

Vesting

Stock Options will vest over four (4) years, 25% per year on the anniversary of the date of grant.

Restricted Stock will vest over five (5) years, 20% per year on the anniversary of the date of grant.